EXHIBIT 16.2
(MOORE STEPHENS FROST LOGO)
425 West Capitol, Suite 3300
Little Rock, Arkansas 72201
501 376 9241 — 800 766 9241
Fax 501 376 6256
www.msfrost.com
May 21, 2007
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
Gentlemen,
     We have read Item 4.01(b) of the Form 8-K dated May 21, 2007 of Equity Media Holdings Corporation, and are in agreement with the statements contained therein.
Very truly yours,
/s/ Moore Stephens Frost, PLC
Moore Stephens Frost, PLC
An independently owned and operated member of Moore Stephens north America, Inc. — members in principal cities throughout North America Moore Stephens North America, Inc., is a member of Moore Stephens International Limited — members in principal cities throughout the world.